Exhibit 6.1

Exclusive Purchase Agreement

This exclusive purchase agreement (the “Purchase Agreement”) is made between [SERIES NAME] (“Purchaser”) and [Seller] (“Seller”) as of [DATE] with regard to the assets described below (each individually an “Asset”, collectively the “Assets”).

1.	Purchase and Sale

Seller hereby represents that Seller is the exclusive, unencumbered owner of the Asset(s), and has have honestly and accurately represented the Asset(s) to the best of your knowledge and ability.

Purchaser affirms that Purchaser has agreed to purchase from Seller each Asset at the price and via the form of consideration outlined below.

On the due date set forth in this Purchase Agreement, Seller will receive payment of the Consideration for the associated Asset(s), as outlined below, and Purchaser will assume title in, and take possession of, the Asset(s), unless otherwise mutually agreed by you and us.

2.	Rights & Obligations:

Seller represents that:

•	Seller will maintain possession of the Asset(s) until the Asset(s) are delivered to the Purchaser.
•	Seller will store, maintain, and insure the Asset(s) as part of Seller’s inventory and consistent with the manner in which they were stored, maintained, and insured prior to the date of this Purchase Agreement.
•	Seller will provide Purchaser with reasonable access to the Asset(s) for inspection or other business purposes, such as creation of marketing materials.
•	The Purchaser and the Seller will, after consummation of the transaction set forth in this Purchase Agreement, execute and deliver to each other a Bill of Sale substantially in the form attached hereto as Exhibit A recording the purchase by Purchaser from the Seller of the Asset(s).

3.	Miscellaneous

This Purchase Agreement may be modified or amended only with the written consent of both Purchaser and Seller.

4.	Terms

Asset(s):
Description:
Total Acquisition Cost:
Consideration: Cash (%) Equity (%) Total
Other Terms:

Acknowledged and Agreed:

By: /s/ [SERIES MANAGER]	By: /s/ [SELLER]
[SERIES NAME]	SELLER
Name: [SERIES MANAGER]
Title:

EXHIBIT A

Bill of Sale

As of [DATE]

This bill of sale (the “Bill of Sale”) records the purchase between [Series] (“Purchaser” or “us”) and [THE SELLER] (“Seller”) with regard to the assets described below (each individually an “Asset”, collectively the “Assets”). This Bill of Sale may be modified or amended only with the prior written consent of Purchaser.

Asset:
Description:
Total Acquisition Cost:
Consideration: Cash (%) Equity (%) Total
Other Terms: